UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2019

DELUXE CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3680 Victoria St. North, Shoreview, Minnesota	55126-2966
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 483-7111

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 403 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $1.00 per share	DLX	New York Stock Exchange

Section 5 - Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2019, Deluxe Corporation (the “Company”) announced that, effective July 22, 2019 (the “Effective Date”), Christopher L. Thomas will be commencing his tenure as SVP and Chief Revenue Officer of the Company.

Mr. Thomas, age 50, joins Deluxe in a newly created role, taking over responsibility for revenue growth across the entire Company as it seeks to cross-sell its diversified portfolio of products and services to existing and new customers. Mr. Thomas will consolidate the Company’s vast sales functions and lead a new go-to-market strategy for small businesses, enterprise-sized customers and financial institutions. Mr. Thomas has more than 25 years of experience working with Fortune 100 technology companies and start-ups. At DXC Technology, he led a sales team of more than 2,500 technical sales professionals, focusing on strategic sales opportunities in excess of $100 million. Mr. Thomas brings a wealth of sales and technology experience to the Company, having also previously served in senior sales and commercial leadership roles with Hewlett Packard and Pegasus Logistics Group. Mr. Thomas has no family relationship with any of the Company’s directors or executive officers.

On June 28, 2019, the Company entered into a letter agreement with Mr. Thomas in connection with his appointment as SVP and Chief Revenue Officer of the Company. Pursuant to the letter agreement, Mr. Thomas’ compensation will consist of (i) a base salary at an annual rate of $525,000; (ii) a one-time start bonus of $350,000, to be paid within 30 days of the Effective Date (the “Start-Up Bonus”); and (iii) a grant of restricted stock units (“RSUs”) in an aggregate value of $500,000, to be made on the Effective Date.

The Start-Up Bonus must be reimbursed to the Company in its entirety by Mr. Thomas if he voluntarily terminates his employment or is terminated for Cause (as such term is defined in the letter agreement), within one year of the commencement of the Effective Date. One half of the RSUs will cliff vest on the three-year anniversary of the Effective Date, with the balance scheduled to vest ratably over three years, beginning on the first anniversary of the Effective Date. If Mr. Thomas is terminated without Cause at any time during the first three years after the Effective Date, the RSUs will continue to vest on the same schedule.

Mr. Thomas will be entitled to participate in the Company’s Annual Incentive Plan (“AIP”), with a target value equivalent to 85% of this annual salary and a maximum potential of 200% of his annual salary. Any award earned under the AIP will be paid through a combination of cash and RSUs. Beginning with the Company’s next annual grant cycle, Mr. Thomas will be eligible to participate in the Company’s Long-Term Incentive Program (“LTIP”). The Company currently expects Mr. Thomas’ initial LTIP grant to be valued at approximately $1,225,000 on the grant date. If earned, that grant will be paid in a combination of RSUs, stock options and performance share units.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release announcing the appointment of Mr. Thomas as SVP and Chief Revenue Officer is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Deluxe Corporation press release dated July 22, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2019

DELUXE CORPORATION

/s/ Jeffrey L. Cotter

Jeffrey L. Cotter
Chief Administrative Officer,
Senior Vice President and
General Counsel

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